Exhibit 99.1

News Release

Contact: Investor Relations (281) 776-7575 ir@tailoredbrands.com Julie MacMedan, VP, Investor Relations Tailored Brands, Inc.

For Immediate Release

TAILORED BRANDS, INC. REPORTS

FISCAL 2017 FIRST QUARTER RESULTS

•                  Q1 2017 GAAP diluted EPS of $0.04, which includes $0.23 of costs to terminate Macy’s tuxedo rental agreement, compared to GAAP diluted EPS of $0.03 last year

•                  Q1 2017 adjusted diluted EPS(1) of $0.27 compared to adjusted diluted EPS of $0.29 last year

•                  Company reaffirms outlook for FY 2017 GAAP EPS of $1.37 - $1.67; Adjusted EPS of $1.60 - $1.90

FREMONT, CA — June 7, 2017 — Tailored Brands, Inc. (NYSE: TLRD) today announced consolidated financial results for the fiscal first quarter ended April 29, 2017.

“After a tough February, our first quarter comparable sales improved as the quarter progressed,” said Tailored Brands Chief Executive Officer Doug Ewert. “We were pleased to have reached an agreement with Macy’s to wind down our tuxedo rental partnership, which eliminates the risk of extended future operating losses and enables us to focus on our rental business at Men’s Wearhouse, Jos. A. Bank and Moores.  As such, we are reaffirming our EPS outlook for fiscal 2017 that we provided on May 3rd.

“We are gaining traction on our initiatives of engaging more customers across all channels, strengthening our omni-channel experience and increasing sales of custom clothing.  These initiatives support our strategy to innovate the best men’s specialty store of the future by delighting our customers with an unmatched level of convenience, authority and personalization.

“We are committed to a balanced approach of investing in the business while maintaining discipline in our management of inventory, expense and capital, and finding opportunities to unlock additional cash flow,” said Ewert.

First quarter results include $17.2 million of one-time charges, of which $2.6 million are non-cash costs, to terminate the tuxedo rental license agreement with Macy’s.

(1)         See Use of Non-GAAP Financial Measures for additional information on items excluded from adjusted EPS.  In fiscal 2017, these items consist of costs to terminate our tuxedo rental license agreement with Macy’s.  In fiscal 2016, these items primarily related to our store rationalization and profit improvement initiatives as well as integration costs related to Jos. A. Bank.  Non-GAAP adjusted EPS is referred to as “adjusted EPS” for simplicity.

First Quarter Fiscal 2017 Net Sales and Comparable Sales

The table that follows is a summary of total net sales for the first quarter ending April 29, 2017.  The dollars shown are U.S. dollars in millions and, due to rounded numbers, may not sum.  Comparable sales exclude the net sales of a store for any month of one period if the store was not owned or open throughout the same month of the prior period and include e-commerce net sales.  The Moores comparable sales change is based on the Canadian dollar.  In addition, Jos. A. Bank comparable sales exclude factory stores.

First Quarter Net Sales Summary — Fiscal 2017

	Net Sales				Comparable Sales Change
	Current Quarter	% of Total Sales	% Change	$ Change	Current Quarter	Prior Year Quarter
Retail Segment	$725.3	92.6%	(5.3)%	$(40.9)	(2.4)%	(6.2)%
Men’s Wearhouse	$420.1	53.7%	(4.9)%	$(21.6)	(3.1)%	(3.5)%
Jos. A. Bank	$167.2	21.4%	(6.3)%	$(11.2)	3.5%	(16.0)%
K&G	$88.7	11.3%	(6.4)%	$(6.1)	(7.4)%	0.2%
Moores	$40.8	5.2%	(5.6)%	$(2.4)	(5.3)%	(3.9)%
MW Cleaners	$8.5	1.1%	4.4%	$0.4
Corporate Apparel Segment	$57.6	7.4%	(8.0)%	$(5.0)
Total Company	$782.9		(5.5)%	$(45.9)

Total net sales decreased 5.5% to $782.9 million.  Retail segment net sales decreased by 5.3% due primarily to the impact of last year’s store closures as well as comparable sales declines.  Corporate apparel segment net sales decreased 8.0% primarily due to unfavorable currency fluctuations partially offset by higher U.S. sales.

Comparable sales at Men’s Wearhouse decreased 3.1%. The decrease in comparable sales resulted primarily from a decrease in transactions partially offset by an increase in average unit retail while units per transaction were essentially flat.  Comparable rental services revenue decreased 0.9%.

Jos. A. Bank comparable sales increased 3.5% primarily due to an increase in transactions that more than offset a decrease in average unit retail while units per transaction were essentially flat.

K&G comparable sales decreased 7.4% primarily due to lower transactions partially offset by an increase in units per transaction and average unit retail.

Moores comparable sales decreased 5.3% primarily due to decreases in both average unit retail and transactions while units per transaction were flat.

Gross Margin

On a GAAP basis, total gross margin was $332.4 million, a decrease of $19.4 million, due primarily to a decrease in retail segment net sales.  As a percent of sales, total gross margin was flat at 42.5%.

On a GAAP basis, retail gross margin was $316.7 million, a decrease of $17.0 million, but increased 20 basis points to 43.7%.  On an adjusted basis, retail gross margin decreased $15.7 million but as a percent of retail sales increased 30 basis points to 43.9%.  The increase in the retail gross margin rate was driven primarily by leveraging of procurement and distribution costs partially offset by deleveraging of occupancy costs as a result of lower retail sales.

Advertising Expense

Advertising expense decreased $5.7 million to $42.3 million and decreased 40 basis points as a percent of total sales.  The decrease in advertising expense was driven primarily by reductions in television advertising reflecting a mix shift to digital advertising, as well as the timing of marketing campaigns that will launch later in 2017.

Selling, General and Administrative Expenses

On a GAAP basis, selling, general and administrative expenses (“SG&A”) decreased $13.7 million to $259.2 million but increased 20 basis points as a percent of total sales primarily due to deleveraging from lower sales.

On an adjusted basis, SG&A expenses decreased $13.1 million primarily due to lower employee-related benefit costs as well as decreases in store-related costs resulting from last year’s store rationalization program. SG&A expenses increased 20 basis points as a percent of total sales.

Operating Income

On a GAAP basis, operating income for both the first quarter of 2017 and 2016 was $31.0 million.

On an adjusted basis, operating income for the first quarter was $48.2 million compared to operating income of $47.5 million in the same quarter last year.

Interest Expense

Net interest expense for the first quarter was $25.6 million compared to $26.5 million in the same quarter last year.

Effective Tax Rate

On a GAAP basis, the effective tax rate for the first quarter was 70.2% compared to 63.7% for the same quarter last year.

On an adjusted basis, the effective tax rate for the first quarter was 42.9% compared to 33.7% in the same quarter last year.  The increase in the effective tax rate was primarily driven by the impact of new accounting guidance related to stock-based compensation.

Net Earnings and EPS

On a GAAP basis, net earnings for the first quarter were $1.8 million compared to net earnings of $1.6 million for the same quarter last year.  Diluted EPS was $0.04 compared to diluted EPS of $0.03 in last year’s first quarter.

On an adjusted basis, net earnings for the first quarter were $13.3 million compared to net earnings of $13.9 million for the same quarter last year.  Diluted EPS was $0.27 compared to diluted EPS of $0.29 in last year’s first quarter.

Balance Sheet Highlights

Cash and cash equivalents at the end of the first quarter of 2017 were $66.6 million, an increase of $30.2 million compared to the end of the first quarter of 2016.  There were no borrowings outstanding on our revolving credit facility at the end of the first quarter of 2017.

Inventories decreased $92.5 million to $984.2 million at the end of the first quarter of 2017 compared to the end of the first quarter of 2016, primarily due to lower inventories at Jos. A. Bank.  In addition, inventories were lower at our corporate apparel business as we anniversary last year’s rollout of a large uniform program.

Total debt at the end of the first quarter of 2017 was approximately $1.6 billion.  The Company made its scheduled $1.8 million payment on its term loan during the first quarter.  In addition, during the quarter, the Company repurchased and retired $7.4 million in face value of its senior notes. Subsequent to quarter end, the Company repurchased and retired $17.5 million in face value of its senior notes for a total of $24.9 million year-to-date.  Also, subsequent to quarter end, the Company made a $4.6 million excess cash flow prepayment together with normal principal and interest payments on its term loan.

Cash flow from operating activities for the first quarter of 2017 was $33.4 million compared to $46.4 million in the same period last year.  The decrease was primarily driven by the anniversarying of income tax refunds last year of $62.1 million, partially offset by lower inventory and rental product purchases this year.

Capital expenditures for the first quarter of 2017 were $17.8 million compared to $30.3 million in the same period last year.

FISCAL 2017 FULL YEAR OUTLOOK

•                  Earnings per Share: As previously announced, the Company expects to achieve diluted earnings per share in the range of $1.37 to $1.67, and adjusted diluted earnings per share of $1.60 to $1.90.

•                  Comparable Sales: The Company continues to expect comparable sales for Men’s Wearhouse to be down low-single digits, Jos. A. Bank to increase mid-single digits, and Moores and K&G to be down mid-single digits.

•                  Tax Rate: The Company continues to expect the effective tax rate to be approximately 33%.

•                  Capital Expenditures: The Company continues to expect capital expenditures of approximately $90 million.

•                  Real Estate: As previously announced, the Company plans to close all 170 tuxedo shops at Macy’s in the second quarter.  In addition, the Company now expects approximately net 20 store closures compared to its previous outlook of net 10 store closures, with the increase due to additional Jos. A. Bank store closures.  The additional Jos. A. Bank closures resulted from the Company’s continuous review of its real estate portfolio for opportunities to optimize its fleet as lease terms expire.

The Company noted that fiscal 2017 is a 53-week year versus the 52-week fiscal 2016.

CALL AND WEBCAST INFORMATION

At 5:00 p.m. Eastern time on Wednesday, June 7, 2017, management will host a conference call and real time webcast to discuss fiscal 2017 first quarter results.  To access the conference call, please dial 412-902-0030.  To access the live webcast, visit the Investor Relations section of the Company’s website at http://ir.tailoredbrands.com.  A telephonic replay will be available through June 14, 2017, by calling 201-612-7415 and entering the access code of 13661107#, or a webcast archive will be available free on the website for approximately 90 days.

STORE INFORMATION

	April 29, 2017		April 30, 2016		January 28, 2017
	Number of Stores	Sq. Ft. (000’s)	Number of Stores	Sq. Ft. (000’s)	Number of Stores	Sq. Ft. (000’s)

Men’s Wearhouse (a)	717	4,027.8	716	4,031.0	716	4,021.7

Jos. A. Bank (b)	503	2,375.2	615	2,841.2	506	2,388.9

Men’s Wearhouse and Tux	56	83.8	153	214.5	58	86.0

The Tuxedo Shop @ Macy’s (c)	170	84.0	148	73.4	170	84.0

Moores, Clothing for Men	126	789.1	125	785.1	126	789.0

K&G (d)	91	2,113.5	89	2,091.1	91	2,113.5

Total	1,663	9,473.4	1,846	10,036.3	1,667	9,483.1

(a)  Includes one Joseph Abboud store.

(b)  Excludes 14 franchise stores.

(c)  All Tuxedo Shop @ Macy’s stores will be closed in the second quarter of 2017.

(d)  86, 82 and 86 stores offering women’s apparel at the end of each period, respectively.

Tailored Brands, Inc. is a leading authority on helping men dress for work, special occasions and everyday life.  We serve our customers through an expansive omni-channel network that includes over 1,600 locations in the U.S. and Canada as well as our branded e-commerce websites.  Our brands include Men’s Wearhouse, Jos. A. Bank, Joseph Abboud, Moores Clothing for Men and K&G.  We also operate an international corporate apparel and workwear group consisting of Dimensions, Alexandra and Yaffy in the United Kingdom and Twin Hill in the United States.

For additional information on Tailored Brands, please visit the Company’s websites at www.tailoredbrands.com, www.menswearhouse.com, www.josbank.com,  www.josephabboud.com, www.mooresclothing.com, www.kgstores.com, www.mwcleaners.com, www.dimensions.co.uk, www.alexandra.co.uk. and www.twinhill.com.

This press release contains forward-looking information, including the Company’s statements regarding its 2017 outlook for earnings per share, comparable sales, effective tax rate, capital expenditures and net store closures. In addition, statements containing words such as “guidance,” “may,” “believe,” “anticipate,” “expect,” “intend,” “plan,” “project,” “projections,” “business outlook,” and “estimate” or similar expressions constitute forward-looking statements.  The forward-looking statements are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are not guarantees of future performance and a variety of factors could cause actual results to differ materially from the anticipated or expected results expressed in or suggested by these forward-looking statements.  Factors that might cause or contribute to such differences include, but are not limited to:  actions by governmental entities; domestic and international macro-economic conditions; inflation or deflation: the loss of, or changes in, key personnel; success, or lack thereof, in executing our internal strategies and operating plans including new store and new market expansion plans; cost reduction initiatives, store rationalization plans, profit improvement plans, revenue enhancement strategies; the impact of the termination of our tuxedo rental license agreement with Macy’s; changes in demand for clothing or rental product; market trends in the retail business; customer confidence and spending patterns; changes in traffic trends in our stores; customer acceptance of our merchandise strategies; performance issues with key suppliers; disruptions in our supply chain; severe weather; foreign currency fluctuations; government export and import policies; advertising or marketing activities of competitors; and legal proceedings.

The forward-looking statements in this press release speak only as of the date hereof. Except for the ongoing obligations of Tailored Brands, Inc. to disclose material information under the federal securities laws, Tailored Brands, Inc. undertakes no obligation to revise or update publicly any forward-looking statement, except as required by law.  Other factors that may impact the forward-looking statements are described in our latest annual report on Form 10-K, as well as subsequent filings with the Securities and Exchange Commission.

TAILORED BRANDS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

(Unaudited)

For the Three Months Ended April 29, 2017 and April 30, 2016

(In thousands, except per share data)

	Three Months Ended
		% of		% of
	2017	Sales	2016	Sales

Net sales:
Retail clothing product	$583,585	74.5%	$615,668	74.3%
Rental services	94,820	12.1%	99,831	12.0%
Alteration and other services	46,900	6.0%	50,743	6.1%
Total retail sales	725,305	92.6%	766,242	92.4%
Corporate apparel clothing product	57,601	7.4%	62,580	7.6%
Total net sales	782,906	100.0%	828,822	100.0%

Total cost of sales	450,466	57.5%	476,981	57.5%

Gross margin(a):
Retail clothing product	330,706	56.7%	345,313	56.1%
Rental services	78,652	82.9%	83,947	84.1%
Alteration and other services	12,428	26.5%	14,593	28.8%
Occupancy costs	(105,089)	-14.5%	(110,135)	-14.4%
Total retail gross margin	316,697	43.7%	333,718	43.5%
Corporate apparel clothing product	15,743	27.3%	18,123	29.0%
Total gross margin	332,440	42.5%	351,841	42.5%

Advertising expense	42,252	5.4%	47,928	5.8%
Selling, general and administrative expenses	259,186	33.1%	272,918	32.9%

Operating income	31,002	4.0%	30,995	3.7%

Net interest	(25,554)	-3.3%	(26,489)	-3.2%
Gain on extinguishment of debt, net	715	0.1%	—	—

Earnings before income taxes	6,163	0.8%	4,506	0.5%

Provision for income taxes	4,324	0.6%	2,869	0.4%

Net earnings	$1,839	0.2%	$1,637	0.2%

Net earnings per diluted common share allocated to common shareholders	$0.04		$0.03

Weighted-average diluted common shares outstanding	49,151		48,621

(a)  Gross margin percent of sales is calculated as a percentage of related sales.

TAILORED BRANDS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands)

	April 29,	April 30,
	2017	2016

ASSETS

Current assets:
Cash and cash equivalents	$66,580	$36,429
Accounts receivable, net	84,016	83,333
Inventories	984,221	1,076,733
Other current assets	69,288	77,903

Total current assets	1,204,105	1,274,398
Property and equipment, net	467,661	521,144
Rental product, net	147,495	174,240
Goodwill	117,585	121,498
Intangible assets, net	170,966	177,826
Other assets	6,423	7,715

Total assets	$2,114,235	$2,276,821

LIABILITIES AND SHAREHOLDERS’ DEFICIT

Current liabilities:
Accounts payable	$171,886	$203,248
Accrued expenses and other current liabilities	303,602	311,044
Income taxes payable	2,861	—
Current portion of long-term debt	13,379	42,451

Total current liabilities	491,728	556,743

Long-term debt, net	1,574,486	1,613,192
Deferred taxes, net and other liabilities	161,600	197,116

Total liabilities	2,227,814	2,367,051

Shareholders’ deficit:
Preferred stock	—	—
Common stock	490	486
Capital in excess of par	474,369	456,107
Accumulated deficit	(546,230)	(535,006)
Accumulated other comprehensive loss	(42,208)	(11,817)

Total shareholders’ deficit	(113,579)	(90,230)

Total liabilities and shareholders’ deficit	$2,114,235	$2,276,821

TAILORED BRANDS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

For the Three Months Ended April 29, 2017 and April 30, 2016

(In thousands)

	Three Months Ended
	2017	2016

CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$1,839	$1,637
Non-cash adjustments to net earnings:
Depreciation and amortization	26,426	30,306
Rental product amortization	7,878	8,304
Asset impairment charges	2,867	1,162
Gain on extinguishment of debt, net	(715)	—
Amortization of deferred financing costs and discount on long-term debt	1,849	1,916
Loss on disposition of assets	1,437	9
Other	4,676	7,953
Changes in operating assets and liabilities	(12,906)	(4,852)

Net cash provided by operating activities	33,351	46,435

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(17,786)	(30,325)
Acquisition of business, net of cash	(457)	—
Proceeds from sales of property and equipment	12	501

Net cash used in investing activities	(18,231)	(29,824)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payments on term loan	(1,750)	(1,750)
Proceeds from asset-based revolving credit facility	137,650	204,014
Payments on asset-based revolving credit facility	(137,650)	(204,014)
Repurchase and retirement of senior notes	(6,601)	—
Cash dividends paid	(9,131)	(8,921)
Proceeds from issuance of common stock	467	434
Tax payments related to vested deferred stock units	(1,632)	(1,247)

Net cash used in financing activities	(18,647)	(11,484)

Effect of exchange rate changes	(782)	1,322

(DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(4,309)	6,449

Balance at beginning of period	70,889	29,980
Balance at end of period	$66,580	$36,429

TAILORED BRANDS, INC.

UNAUDITED NON-GAAP FINANCIAL MEASURES

(In thousands, except per share amounts)

Use of Non-GAAP Financial Measures

In addition to providing financial results in accordance with GAAP, we have provided adjusted information for the first quarters of 2017 and 2016 as well as forecasted information for our fiscal year ending February 3, 2018.  This non-GAAP financial information is provided to enhance the user’s overall understanding of the Company’s financial performance by removing the impacts of large, unusual or unique transactions that we believe are not indicative of our core operating results.  For fiscal 2017, these items currently consist of costs to terminate our tuxedo rental license agreement with Macy’s.  For fiscal 2016, these costs primarily related to our store rationalization and profit improvement programs and integration costs related to Jos. A. Bank.  Management uses these adjusted results to assess the Company’s performance, to make decisions about how to allocate resources and to develop expectations for future operating performance.  In addition, adjusted EPS is used as a performance measure in the Company’s executive compensation program to determine the number of performance units that are ultimately earned for certain equity awards.

The non-GAAP financial information should be considered in addition to, not as a substitute for or as being superior to, financial information prepared in accordance with GAAP.  Management strongly encourages investors and shareholders to review the Company’s financial statements and publicly filed reports in their entirety and not to rely on any single financial measure.

Reconciliations of non-GAAP information to our actual results follow and amounts may not sum due to rounded numbers.  In addition, only the line items affected by adjustments are shown in the tables.

GAAP to Non-GAAP Adjusted Consolidated Statements of Earnings Information

GAAP to Non-GAAP Adjusted - Three Months Ended April 29, 2017

Consolidated Results	GAAP Results	Macy’s Termination(1)	Total Adjustments	Non-GAAP Adjusted Results
Rental services gross margin	$78,652	$1,416	$1,416	$80,068

Total retail gross margin	316,697	1,416	1,416	318,113

Total gross margin	332,440	1,416	1,416	333,856

Selling, general and administrative expenses	259,186	(15,736)	(15,736)	243,450

Operating income	31,002	17,152	17,152	48,154

Provision for income taxes(2)	4,324		5,671	9,995

Net earnings	1,839		11,481	13,320

Net earnings per diluted common share allocated to common shareholders	$0.04		$0.23	$0.27

(1) Consists of $12.3 million of termination costs, $1.4 million of rental product write-offs, $1.2 million of asset impairment charges and $2.3 million of other costs.

(2) The tax effect of the excluded items is computed as the difference between tax expense on a GAAP basis and tax expense on an adjusted non-GAAP basis.

GAAP to Non-GAAP Adjusted - Three Months Ended April 30, 2016

Consolidated Results	GAAP Results	Jos. A. Bank Integration (1)	Profit Improvement(2)	Other	Total Adjustments	Non-GAAP Adjusted Results
Retail clothing product gross margin	$345,313	$—	$—	$(23)	$(23)	$345,290
Alteration and other services gross margin	14,593	—	151	—	151	14,744
Occupancy costs	(110,135)	541	—	(564)	(23)	(110,158)

Total retail gross margin	333,718	541	151	(587)	105	333,823

Total gross margin	351,841	541	151	(587)	105	351,946

Selling, general and administrative expenses	272,918	(3,082)	(13,010)	(305)	(16,397)	256,521

Operating income	30,995	3,623	13,161	(282)	16,502	47,497

Provision for income taxes(3)	2,869				4,209	7,078

Net earnings	1,637				12,293	13,930

Net earnings per diluted common share allocated to common shareholders	$0.03				$0.26	$0.29

(1) Primarily consisting of severance costs and accelerated depreciation.

(2) Consists of $5.0 million of consulting costs, $3.8 million of severance costs, $2.0 million of store impairment charges and accelerated depreciation, $1.9 million of lease termination costs and $0.5 million of other costs.

(3) The tax effect of the excluded items is computed as the difference between tax expense on a GAAP basis and tax expense on an adjusted non-GAAP basis.

GAAP to Non-GAAP Adjusted EPS for Fiscal 2017

GAAP to Non-GAAP Adjusted — Reconciliation of Forecasted Adjusted EPS for Fiscal 2017

Diluted EPS- GAAP Basis	$1.37-$1.67
Costs to Terminate Macy’s Agreement	$0.23
Diluted EPS- Non-GAAP Adjusted (1)	$1.60-$1.90

(1)         Based on forecasted adjusted non-GAAP tax rate of 33%